Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com

July 26, 2018

PG&E Corporation Reports Second-Quarter 2018 Financial Results

◾	Recorded GAAP losses were $1.91 per share for the second quarter of 2018, compared with income of $0.79 per share for the same period in 2017.

◾	Non-GAAP earnings from operations were $1.16 per share for the second quarter of 2018, compared with $0.86 per share for the same period in 2017.

San Francisco, Calif. — PG&E Corporation’s (NYSE: PCG) recorded second-quarter 2018 net losses attributable to common shareholders were $984 million or $1.91 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with net income available to common shareholders of $406 million, or $0.79 per share, for the second quarter of 2017.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $1.6 billion after-tax, or $3.07 per share, for the quarter. This was primarily driven by a $2.5 billion pre-tax charge for estimated third-party claims related to 14 of the Northern California wildfires, partially offset by probable insurance recoveries. Items impacting comparability for the quarter also include Utility clean-up and repair costs, legal and other costs related to the Northern California wildfires, as well as legal costs related to the Butte fire, costs to clear pipeline rights-of-way, and probable cost recoveries of insurance premiums incurred in 2017 above amounts included in authorized revenue requirements.

“With an intense wildfire season already upon us, PG&E is taking additional precautionary steps in response to last year’s wildfires through our Community Wildfire Safety Program. This includes new technologies and practices intended to improve fire prevention and response to help keep our customers and communities safe. At the same time, we continue to advocate for comprehensive policy reforms, including reforming the flawed legal doctrine of inverse condemnation, that are essential to our state achieving its important climate and clean energy goals,” said PG&E Corporation CEO and President Geisha Williams.

Operational highlights from the second quarter related to wildfire preparedness and response include:

●

Began daily aerial fire detection patrols across thousands of miles of PG&E’s service area to assist forest and fire agencies with early fire detection and response. Seven planes will fly daily routes over the next several months.

●	Secured and deployed two new heavy-lift helicopters to support critical utility work and assist with wildfire response efforts, as requested by fire agencies.

●	Installed additional weather stations to capture real-time data to improve awareness of fire danger conditions. A total of 200 new weather stations are set to be installed in 2018.

●	Began new vegetation work to expand clearances and create fire defense zones around power lines.

●

Informed more than 570,000 homes and businesses served by electric lines in extreme-fire threat areas that PG&E may have to shut off power for public safety if extreme fire danger conditions occur, as a last resort.

Beyond a heightened focus on wildfire prevention and response, PG&E is moving forward with initiatives that continue to build California’s clean energy future. For example:

●	Requested approval from the California Public Utilities Commission for four energy storage projects, totaling approximately 567 megawatts, including a proposed PG&E-owned 182.5 MW lithium-ion battery energy storage system in Moss Landing, Calif., which would be PG&E’s largest utility-owned storage facility.
●	Signed the first community solar project to be included in PG&E’s Regional Renewable Choice Program, which allows all customers, including renters and those who can’t install solar power, the option of purchasing up to 100 percent local solar energy.
●	Announced a new goal to reduce 1 million tons of greenhouse-gas emissions from company operations through 2022.

Non-GAAP Earnings from Operations

PG&E Corporation’s non-GAAP earnings from operations, which exclude items impacting comparability (IIC), were $601 million, or $1.16 per share, in the second quarter of 2018, compared with $440 million, or $0.86 per share, during the same period in 2017.

The increase in quarter-over-quarter non-GAAP earnings from operations was primarily driven by the timing and duration of nuclear refueling outages, the impact of miscellaneous regulatory decisions, probable cost recoveries of insurance premiums incurred in 2018 above amounts included in authorized revenue requirements, and the timing of taxes resulting from the percentage of quarterly earnings to annual earnings.

PG&E Corporation discloses historical financial results based on “non-GAAP earnings from operations,” which is a non-GAAP financial measure, in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability. See the accompanying tables for a reconciliation of non-GAAP earnings from operations to consolidated income available for common shareholders.

IIC Guidance

PG&E Corporation is not providing at this time guidance for 2018 GAAP earnings and non-GAAP earnings from operations due to the uncertainty related to the Northern California wildfires. The company is providing 2018 IIC guidance of $1.6 billion to $1.8 billion after-tax for costs related to 14 of the Northern California wildfires, net of insurance, costs related to the Butte fire, net of contractor insurance, costs to clear pipeline rights-of-way, and probable cost recoveries of insurance premiums incurred in 2017 above amounts included in authorized revenue requirements.

IIC guidance is based on various assumptions and forecasts related to future expenses and certain other factors.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides for today’s conference call with the financial community have been furnished to the Securities and Exchange Commission (SEC) and are available on PG&E Corporation’s website at: http://investor.pgecorp.com/financials/quarterly-earnings-reports/default.aspx.

Public Dissemination of Certain Information

PG&E Corporation and Pacific Gas and Electric Company (Utility) routinely provide links to the Utility’s principal regulatory proceedings with the California Public Utilities Commission (CPUC) and the Federal Energy Regulatory Commission (FERC) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

Conference Call with the Financial Community to Discuss Financial Results

Today’s call at 11:00 a.m. Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://investor.pgecorp.com/news-events/events-and-presentations/default.aspx for more information and instructions for accessing the webcast. The webcast call and the related materials will be available for replay through the website for at least one year. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through August 9, 2018, by dialing (866) 415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the confirmation code 24691# will be required to access the replay.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Forward-Looking Statements

This press release contains statements regarding current expectations, objectives and assumptions for future periods, including PG&E Corporation’s 2018 IIC guidance. These statements and other statements that are not purely historical constitute forward-looking statements that are necessarily subject to various risks and uncertainties. Actual results may differ materially from those described in forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

●

the impact of the Northern California wildfires, including whether the Utility will be able to recover any costs for service restoration and repair to the Utility’s facilities through its Catastrophic Event Memorandum Account (CEMA); the timing and outcome of the remaining wildfire investigations; the extent to which the Utility will have liability associated with the fires;

●	whether the Utility will be able to recover costs in connection with the Northern California wildfires in excess of insurance through regulatory mechanisms and the timing of such recovery;
●

potential liabilities in connection with fines or penalties that could be imposed on the Utility if the California Public Utilities Commission (CPUC) or any other law enforcement agency brings an enforcement action in connection with the Northern California wildfires and determines that the Utility failed to comply with applicable laws and regulations;

●

the timing and outcome of the Butte fire litigation and of any proceeding to recover costs in excess of insurance through regulatory mechanisms and the timing of such recovery; and whether additional investigations and proceedings in connection with the Butte fire will be opened and any additional fines or penalties imposed on the Utility;

●

whether PG&E Corporation and the Utility are able to successfully challenge the application of the doctrine of inverse condemnation to investor-owned utilities, and the timing and outcome of pending wildfire legislation;

●	the costs of the Utility’s insurance and whether the Utility will be able to obtain full recovery of its significantly increased insurance premiums, and the timing of any such recovery;
●	whether the Utility can obtain wildfire insurance at a reasonable cost in the future, or at all, and whether insurance coverage is adequate for future losses or claims;
●	the timing and outcome of any CPUC decision related to the Utility’s March 30, 2018 submissions in connection with the impact of the Tax Cuts and Jobs Act of 2017 on the Utility’s rate cases, and its implementation plan;
●	the timing and outcomes of the 2019 Gas Transmission and Storage (GT&S) rate case, Transmission Owner (TO) 18 and TO19 rate cases, 2018 CEMA, and other ratemaking and regulatory proceedings;
●	the ability of PG&E Corporation and the Utility to access capital markets and other sources of financing in a timely manner on acceptable terms;
●	further credit ratings downgrades that could, among other things, result in higher borrowing costs, fewer financing options, and additional collateral posting, especially if PG&E Corporation’s or the Utility’s credit ratings were to fall below investment grade;
●	the cost of the Utility’s community wildfire safety program, and the timing and outcome of any proceeding to recover such cost through rates;
●	the timing and outcomes of phase two of the ex parte order instituting investigation (OII) and of the safety culture OII;
●	the Utility’s ability to efficiently manage capital expenditures and its operating and maintenance expenses within the authorized levels of spending and timely recover its costs through rates, and the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs;
●	the outcome of the probation and the monitorship, the timing and outcomes of the debarment proceeding, the Safety and Enforcement Division’s (SED) unresolved enforcement matters relating to the Utility’s compliance with natural gas-related laws and regulations, and other investigations that have been or may be commenced, and the ultimate amount of fines, penalties, and remedial and other costs that the Utility may incur as a result; and
●	the other factors disclosed in PG&E Corporation and the Utility’s joint annual report on Form 10-K for the year ended December 31, 2017, their joint quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, respectively, and other reports filed with the SEC, which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov.

PG&E CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2018	2017	2018	2017
Operating Revenues
Electric	$3,312	$3,323	$6,263	$6,388
Natural gas	922	927	2,027	2,130

Total operating revenues	4,234	4,250	8,290	8,518

Operating Expenses
Cost of electricity	963	1,123	1,782	1,970
Cost of natural gas	79	121	368	446
Operating and maintenance	1,786	1,605	3,390	3,129
Wildfire-related claims, net of insurance recoveries	2,125	(46)	2,118	(53)
Depreciation, amortization, and decommissioning	746	712	1,498	1,424

Total operating expenses	5,699	3,515	9,156	6,916

Operating Income (Loss)	(1,465)	735	(866)	1,602
Interest income	12	8	21	13
Interest expense	(226)	(225)	(446)	(443)
Other income, net	106	26	214	60

Income (Loss) Before Income Taxes	(1,573)	544	(1,077)	1,232
Income tax provision (benefit)	(593)	134	(542)	243

Net Income (Loss)	(980)	410	(535)	989
Preferred stock dividend requirement of subsidiary	4	4	7	7

Income (Loss) Available for Common Shareholders	$(984)	$406	$(542)	$982

Weighted Average Common Shares Outstanding, Basic	516	511	516	510

Weighted Average Common Shares Outstanding, Diluted	516	513	517	512

Net Earnings (Loss) Per Common Share, Basic	$(1.91)	$0.79	$(1.05)	$1.93

Net Earnings (Loss) Per Common Share, Diluted	$(1.91)	$0.79	$(1.05)	$1.92

Dividends Declared Per Common Share	$—	$0.53	$—	$1.02

Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Non-GAAP Earnings from Operations

Second Quarter and Year to Date (“YTD”), 2018 vs. 2017

(in millions, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
			Earnings per				Earnings per
			Common Share				Common Share
	Earnings		(Diluted)		Earnings		(Diluted)
	2018	2017	2018	2017	2018	2017	2018	2017
PG&E Corporation’s Earnings (Loss) on a GAAP basis	$(984)	$406	$(1.91)	$0.79	$(542)	$982	$(1.05)	$1.92
Items Impacting Comparability: (1)
Northern California wildfire-related costs, net of insurance (2)	1,592	-	3.08	-	1,608	-	3.11	-
Pipeline-related expenses (3)	9	17	0.02	0.03	16	33	0.03	0.06
Butte fire-related costs, net of insurance (4)	7	(17)	0.01	(0.03)	11	(15)	0.02	(0.03)
2017 insurance premium cost recoveries (5)	(23)	-	(0.04)	-	(23)	-	(0.04)	-
Diablo Canyon settlement-related disallowance (6)	-	32	-	0.06	-	32	-	0.06
Legal and regulatory- related expenses (7)	-	2	-	0.01	-	4	-	0.01
Fines and penalties (8)	-	-	-	-	-	36	-	0.07
GT&S revenue timing impact (9)	-	-	-	-	-	(88)	-	(0.17)

PG&E Corporation’s Non-GAAP Earnings from Operations (10)	$601	$440	$1.16	$0.86	$1,070	$984	$2.07	$1.92

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98 percent for 2018 and

40.75 percent for 2017, except for certain fines and penalties in 2017.

(1)

“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods. See Use of Non-GAAP Financial Measures.

(2)

The Utility incurred costs, net of insurance, of $2.2 billion (before the tax impact of $619 million) and $2.2 billion (before the tax impact of $625 million) during the three and six months ended June 30, 2018, respectively, associated with the Northern California wildfires. This includes accrued charges of $2.5 billion (before the tax impact of $700 million) during the three and six months ended June 30, 2018, related to estimated third-party claims in connection with 14 of the Northern California wildfires. The Utility also recorded $46 million (before the tax impact of $13 million) and $68 million (before the tax impact of $19 million) during the three and six months ended June 30, 2018, respectively for legal and other costs. In addition, the Utility incurred costs of $40 million (before the tax impact of $11 million) during the three and six months ended June 30, 2018 for Utility clean-up and repair costs. These costs were partially offset by $375 million (before the tax impact of $105 million) recorded during the three and six months ended June 30, 2018 for probable insurance recoveries.

	Three Months Ended	Six Months Ended
(in millions, pre-tax)	June 30, 2018	June 30, 2018
Third-party claims	$2,500	$2,500
Legal and other costs	46	68
Utility clean-up and repair costs	40	40
Insurance recoveries	(375)	(375)
Northern California wildfire-related costs, net of insurance	$2,211	$2,233

(3)	The Utility incurred costs of $12 million (before the tax impact of $3 million) and $22 million (before the tax impact of $6 million) during the three and six months ended June 30, 2018, respectively, for pipeline-related expenses incurred in connection with the multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way.

(4)	The Utility incurred costs, net of insurance, of $10 million (before the tax impact of $3 million) and $15 million (before the tax impact of $4 million) during the three and six months ended June 30, 2018, respectively, associated with the Butte fire. The Utility incurred charges of $10 million (before the tax impact of $3 million) and $22 million (before the tax impact of $6 million) during the three and six months ended June 30, 2018, respectively, for legal costs. These costs were partially offset by $7 million (before the tax impact of $2 million) recorded during the six months ended June 30, 2018 for contractor insurance recoveries.

	Three Months Ended	Six Months Ended
(in millions, pre-tax)	June 30, 2018	June 30, 2018
Legal costs	$10	$22
Insurance recoveries	-	(7)

Butte fire-related costs, net of insurance	$10	$15

(5)	As a result of the California Public Utilities Commission’s (“CPUC”) June 2018 decision authorizing a Wildfire Expense Memorandum Account (“WEMA”), the Utility recorded $32 million (before the tax impact of $9 million) during the three and six months ended June 30, 2018 for probable cost recoveries of insurance premiums incurred in 2017 above amounts included in authorized revenue requirements.

(6)	The Utility recorded a disallowance of $47 million (before the tax impact of $15 million) during the three and six months ended June 30, 2017, comprised of cancelled projects of $24 million (before the tax impact of $6 million) and disallowed license renewal costs of $23 million (before the tax impact of $9 million), as a result of the settlement agreement submitted to the CPUC in connection with the Utility’s joint proposal to retire the Diablo Canyon Power Plant.

(7)	The Utility incurred costs of $3 million (before the tax impact of $1 million) and $7 million (before the tax impact of $3 million) during the three and six months ended June 30, 2017, respectively, for legal and regulatory related expenses incurred in connection with various enforcement, regulatory, and litigation activities regarding natural gas matters and regulatory communications.

(8)	The Utility incurred costs of $60 million (before the tax impact of $24 million) during the six months ended June 30, 2017, for fines and penalties. This included costs of $32 million (before the tax impact of $13 million) during the six months ended June 30, 2017, associated with safety-related cost disallowances imposed by the CPUC in its April 9, 2015 decision (“San Bruno Penalty Decision”) in the gas transmission pipeline investigations. The Utility also recorded $15 million (before the tax impact of $6 million) during the six months ended June 30, 2017, for disallowances imposed by the CPUC in its final phase two decision of the 2015 Gas Transmission and Storage (“GT&S”) rate case for prohibited ex parte communications. In addition, the Utility recorded $12 million (before the tax impact of $5 million) and $1 million (which was not tax deductible) during the six months ended June 30, 2017, for financial remedies in connection with the settlement filed with the CPUC on March 28, 2017, related to the order instituting investigation into compliance with ex parte communication rules.

(9)	The Utility recorded revenues of $150 million (before the tax impact of $62 million) during the six months ended June 30, 2017 in excess of the 2017 authorized revenue requirement, which included the final component of under-collected revenues retroactive to January 1, 2015, as a result of the CPUC’s final phase two decision in the 2015 GT&S rate case.

(10)	“Non-GAAP earnings from operations” is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures.

Key Drivers of PG&E Corporation’s Non-GAAP Earnings per Common Share (“EPS”) from Operations

Second Quarter and Year to Date, 2018 vs. 2017

(in millions, except per share amounts)

	Second Quarter 2018 vs. 2017		Year to Date 2018 vs. 2017
		Earnings per		Earnings per
		Common		Common
		Share		Share
	Earnings	(Diluted)	Earnings	(Diluted)

2017 Non-GAAP earnings from operations (1)	$440	$0.86	$984	$1.92
Timing and duration of nuclear refueling outages	43	0.08	12	0.02
Resolution of regulatory items (2)	29	0.06	29	0.06
Insurance premium cost recoveries (3)	27	0.05	27	0.05
Timing of taxes (4)	26	0.05	1	-
Growth in rate base earnings (5)	23	0.04	65	0.12
Miscellaneous	38	0.07	10	0.02
Timing of 2017 GRC cost recovery (6)	(18)	(0.03)	-	-
Decrease in authorized return on equity (7)	(7)	(0.01)	(14)	(0.02)
Increase in shares outstanding	-	(0.01)	-	(0.02)
Tax impact of stock compensation (8)	-	-	(44)	(0.08)

2018 Non-GAAP earnings from operations (1)	$601	$1.16	$1,070	$2.07

(1)	See previous exhibit for a reconciliation of EPS on a GAAP basis to non-GAAP EPS from Operations. All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98 percent for 2018 and 40.75 percent for 2017, except for the tax impact of stock compensation. See Footnote 8 below.

(2)	Represents the impact of various regulatory outcomes during the three and six months ended June 30, 2018.

(3)	Represents insurance premium costs incurred during the three and six months ended June 30, 2018, above amounts included in authorized revenue requirements, that are probable of recovery as a result of the CPUC’s June 2018 decision authorizing a WEMA.

(4)	Represents the timing of taxes reportable in quarterly statements in accordance with Accounting Standards Codification 740, Income Taxes, and results from variances in the percentage of quarterly earnings to annual earnings.

(5)	Represents the impact of the increase in rate base authorized in various rate cases, including the 2017 General Rate Case (“GRC”), during the three and six months ended June 30, 2018, as compared to the same period in 2017. The CPUC’s May 2017 final decision in the 2017 GRC delayed recognition of the 2017 revenue increase until the second quarter of 2017, resulting in a smaller revenue increase in the second quarter of 2018 as compared to the first quarter of 2018.

(6)	Represents incremental revenue recorded in the second quarter of 2017 to recover GRC-related capital costs (depreciation and interest) incurred in the first quarter of 2017. The CPUC approved a final decision in the 2017 GRC on May 11, 2017, delaying recognition of the 2017 revenue increase until the second quarter of 2017.

(7)	Represents the decrease in return on equity from 10.40 percent in 2017 to 10.25 percent in 2018 as a result of the 2017 CPUC final decision approving an additional extension to the original 2013 Cost of Capital decision.

(8)	Represents the impact of income taxes related to share-based compensation awards under the Long-Term Incentive Plan that vested during the six months ended June 30, 2018, as compared to the same period in 2017.

PG&E Corporation’s 2018 Items Impacting Comparability (“IIC”) Guidance

2018 IIC Guidance (in millions, after-tax)	Low	High
Estimated Items Impacting Comparability: (1)
Pipeline-related expenses (2)	$43	$25
Butte fire-related costs, net of insurance (3)	187	22
Northern California wildfire-related costs, net of insurance (4)	1,613	1,602
2017 insurance premium cost recoveries (5)	(23)	(23)

Estimated IIC Guidance	$1,820	$1,626

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98 percent.

(1)	“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods. See Use of Non-GAAP Financial Measures.

(2)	“Pipeline-related expenses” includes costs to identify and remove encroachments from transmission pipeline rights-of-way. The pre-tax range of estimated costs is shown below. The offsetting tax impact for the low and high IIC guidance range is $17 million and $10 million, respectively.

	2018
(in millions, pre-tax)	Low IIC guidance range	High IIC guidance range
Pipeline-related expenses	$60	$35

(3)	“Butte fire-related costs, net of insurance” refers to legal costs and estimated third-party claims associated with the Butte fire, net of contractor insurance recoveries. The pre-tax range of estimated costs shown below includes $7 million of contractor insurance recoveries. Based on the cumulative charges recorded through 2017 of $1.1 billion, the cumulative range for third-party claims is $1.1 billion to $1.3 billion. The total offsetting tax impact for the low and high IIC guidance range is $73 million and $8 million, respectively.

	2018
(in millions, pre-tax)	Low IIC guidance range	High IIC guidance range
Legal costs, net of insurance	$60	$30
Third-party claims	200	-

Butte fire-related costs, net of insurance	$260	$30

(4)	“Northern California wildfire-related costs, net of insurance” refers to estimated third-party claims, Utility clean-up and repair costs, and legal and other costs associated with the Northern California wildfires, net of probable insurance recoveries. The pre-tax range of estimated costs shown below includes accrued charges through June 30, 2018 for estimated third-party claims in connection with 14 of the Northern California wildfires. Guidance is consistent with the low end of the estimated range of costs related to such third-party claims. The Utility is currently unable to estimate the high end of the range of costs related to third-party claims. The insurance recoveries estimate is based on an accounting assessment, but the actual timing and amount of insurance recoveries may vary. The total offsetting tax impact for the low and high IIC guidance range is $627 million and $623 million, respectively.

	2018
(in millions, pre-tax)	Low IIC guidance range	High IIC guidance range
Third-party claims	$2,500	$2,500
Legal and other costs	160	110
Utility clean up and repair costs	40	40
Insurance recoveries	(460)	(425)

Northern California wildfire-related costs, net of	$2,240	$2,225

(5)	“2017 insurance premium cost recoveries” includes insurance premium costs incurred in 2017, above amounts included in authorized revenue requirements, that are probable of recovery as a result of the CPUC’s June 2018 decision authorizing a WEMA. The total offsetting tax impact for the low and high IIC guidance range is $9 million.

	2018
(in millions, pre-tax)	Low IIC guidance range	High IIC guidance range
2017 insurance premium cost recoveries	$(32)	$(32)

Actual financial results for 2018 may differ materially from the guidance provided. For a discussion of the factors that may affect future results, see the Forward-Looking Statements.

Use of Non-GAAP Financial Measures

PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation discloses historical financial results and provides guidance based on “non-GAAP earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability.

“Non-GAAP earnings from operations” is a non-GAAP financial measure and is calculated as income available for common shareholders less items impacting comparability. “Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods, including Northern California wildfire-related costs, net of insurance, pipeline-related expenses, Butte fire-related costs, net of insurance, 2017 insurance premium cost recovery, Diablo Canyon settlement-related disallowance, legal and regulatory-related expenses, fines and penalties, and 2015 GT&S rate case revenue timing impact. PG&E Corporation uses non-GAAP earnings from operations to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation believes that non-GAAP earnings from operations provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP earnings from operations are not a substitute or alternative for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.